Camber Energy Inc. - S-8

EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Camber Energy, Inc., formerly Lucas Energy, Inc., of our report dated July 14, 2015, relating to the financial statements of Camber Energy, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Camber Energy, Inc.’s ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Camber Energy, Inc. for the year ended March 31, 2016.

Hein & Associates LLP

Houston, Texas

March 29, 2017